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                                                             EXHIBIT 99.1


                                   [MCSi LOGO]


                          MCSi SUBSCRIPTION PROGRAM FOR
                                  ZENGINE, INC.


           FOR RECORD HOLDERS OF 100 OR MORE SHARES OF MIAMI COMPUTER
              SUPPLY CORPORATION COMMON STOCK ON ________ __, 2000




         Record holders of fewer than 100 shares of Miami Computer Supply Corporation (MCSi) common stock on _____ __, 2000 are not eligible to participate in this program.

         THE MCSi SUBSCRIPTION PROGRAM FOR ZENGINE WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE OFFERING PRICE HAS BEEN SET.

         We urge you to read carefully this document and the enclosed preliminary prospectus for a complete explanation of the offering and for information about Zengine.

         If you have any questions regarding the MCSi Subscription Program, please call the MCSi investor relations line at (___)____-_____.

         Please do not call Zengine with any questions regarding this program. Only MCSi's investor relations line or a MCSi representative will be able to answer your questions.


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                                 [Zengine LOGO]



                                                                _______ __, 2000




Dear MCSi Stockholder:


         As you may know, we are undertaking an initial public offering of the common stock of Zengine, Inc. We are permitting Miami Computer Supply Corporation (MCSi) to use the MCSi Subscription Program so that we may offer you the opportunity to buy shares of common stock at our initial public offering price. We will be offering __________ shares of common stock under the program.

         Set forth below is a detailed description of how the program will work in connection with our offering. Please review this description and the attached prospectus carefully in deciding whether or not you wish to invest.

WHO CAN SUBSCRIBE

         ONLY RECORD HOLDERS OF 100 OR MORE SHARES OF MCSi COMMON STOCK AS OF ________ __, 2000 ARE ELIGIBLE TO PURCHASE SHARES OF OUR COMMON STOCK IN THE THE PROGRAM. Holders of fewer than 100 MCSi shares will not be eligible to participate in this program.

YOU MAY NOT TRANSFER YOUR SUBSCRIPTION OFFER

         The offer to purchase shares in this program may only be transferred by involuntary operation of law such as death or certain dissolutions.

NUMBER OF SHARES FOR WHICH YOU MAY SUBSCRIBE

         To determine how many shares of our common stock you are eligible to purchase, divide the number of shares of MCSi common stock that you owned of record as of _________ __, 2000 by __ and round up to the nearest whole number. For example, if you held between ____ and ____ shares of MCSi common stock as of this date, you may subscribe for ____ shares of our common stock. You would have to have had at least ______ shares of MCSi common stock to be eligible to subscribe for 100 shares of our common stock. You may not subscribe for fractional shares of our common stock.

MINIMUM SUBSCRIPTION SIZE

         The minimum subscription that we will accept for any account is for __ shares of our common stock. THEREFORE, RECORD HOLDERS OF FEWER THAN 100 SHARES OF MCSI COMMON STOCK AS OF _______ __, 2000 WILL NOT BE ABLE TO PURCHASE OUR SHARES UNDER THE PROGRAM. THIS LIMIT APPLIES TO EACH OF YOUR ACCOUNTS, NOT THE AGGREGATE OF ALL YOUR ACCOUNTS. If as of ________ __, 2000 you held 50 shares of MCSi common stock in one account and another 50 shares in a different account, we will not consider you to be the owner of 100 shares of MCSI common stock. Since none of your accounts contained at least 100 shares of MCSi common stock, you would not be eligible to subscribe.
         You are under no obligation to subscribe, but if you subscribe for any shares it must be for at least ___ shares in each account. For example, if you held ______ shares of MCSi common stock in a single account as of _______ __, 2000 and you choose to purchase our shares under the program, you may purchase between __ and __ shares.

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SUBSCRIPTION PRICE

         The price per share under the program will be the same price that all investors will pay in our initial public offering. The price per share in the initial public offering will be determined by negotiations between us and the underwriters of our offering. The factors that we expect to consider in these negotiations are described in the attached prospectus under the heading "Plan of Distribution - Underwritten Public Offering." We currently anticipate that the offering price will be between $___.00 and $___.00 per share. We will inform you of the initial public offering price as described below under "How to Subscribe."

STOCK PURCHASE AGREEMENT WITH MCSi

         We intend to enter into a Stock Purchase Agreement with MCSi. This agreement will provide that if all _________ of the shares offered by us under the program are not purchased by MCSi stockholders, then MCSi will purchase the remaining shares at our initial public offering price. MCSi will be able to transfer all or part of its obligation to purchase these remaining shares to third parties.

HOW TO SUBSCRIBE

         TO PURCHASE SHARES UNDER THE PROGRAM, YOU MUST FOLLOW THE FOLLOWING
PROCEDURES:

        - Subscriptions and payments will only be accepted from MCSi shareholders after the Securities and Exchange Commission
                  (SEC) has declared our registration statement effective and we have determined our initial public offering price. Any subscriptions or payments received before then will be returned to you. Once a subscription and payment have been received and accepted, you may not revoke your subscription. We expect to determine our initial public offering price in late _______ or early _______2000, but various factors could hasten or delay us. WE WILL CLOSE THE INITIAL PUBLIC OFFERING AND STOP ACCEPTING SUBSCRIPTIONS THREE BUSINESS DAYS AFTER WE DETERMINE THE INITIAL OFFERING PRICE.

        - Time will not permit us to notify you directly of our initial public offering price and closing date. Instead, MCSi will take the following actions:

                  - publicize the offering price and the closing date on its Web site (www.mcsinet.com) and through a press release;

                  - through its Web site, provide you with an opportunity to request e-mail notification (either directly to you or your designated representative);

                  - make every effort to notify each broker, bank, trust company or other nominee that holds shares on behalf of MCSi stockholders of the offering price and closing date; and

                  - make available an investor relations line (800-___-____) through which you can listen to the text of the press release or request a faxed copy.

                  You will have to monitor these media to know when to place your order and deliver payment.

                  ALSO, IF YOU DO NOT HOLD YOUR MCSi SHARES DIRECTLY, YOU WILL NEED TO KEEP IN CLOSE CONTACT WITH YOUR BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE THAT HOLDS YOUR MCSi SHARES ON YOUR BEHALF SINCE THEY WILL NEED TO PROCESS THE SUBSCRIPTION FOR OUR SHARES AND PAYMENT ON YOUR BEHALF.



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-        WE WILL STOP ACCEPTING ORDERS UNDER THE PROGRAM AT 5:00 P.M. NEW YORK
         CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL OFFERING PRICE. Subscriptions and payments that have not been received by Registrar and Transfer Company by this deadline will not be honored. For example, if we determine the initial public offering price on a Thursday, Registrar and Transfer Company must receive all orders and payments by 5:00 p.m. New York City time on the following Tuesday. This deadline would be extended to the following Wednesday if there was an intervening holiday on which the Nasdaq Stock Market was closed.

- To place an order for our shares under this program, you will have to take the following actions:

         - If you hold your MCSi shares in your own name (that is, in certificate form rather than in a brokerage account)

                  You must complete and sign the subscription form included with this prospectus and return it with full payment to Registrar and Transfer Company. YOUR SUBSCRIPTION FORM AND PAYMENT MUST BE RECEIVED BY REGISTRAR AND TRANSFER COMPANY BEFORE 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL OFFERING PRICE. WE WILL NOT HONOR ANY SUBSCRIPTION FORM RECEIVED BY REGISTRAR AND TRANSFER COMPANY AFTER THAT DATE.

                  We suggest, for your protection, that you deliver your subscription form and payment to Registrar and Transfer Company by overnight or express mail courier (or by facsimile transmission if you intend to wire funds) as follows:

                  By Hand Delivery:

                  Registrar and Transfer Company
                  ---------------------
                  ---------------------
                  ---------------------

                  By Overnight or Express Mail Courier:

                  Registrar and Transfer Company
                  ---------------------
                  ---------------------
                  ---------------------

                  By Facsimile Transmission and Wire Transfer:

                  Registrar and Transfer Company
                  Facsimile Transmission: (___) ____-______
                  To confirm fax, call:   (____) ___-______
                  Wire instructions:    Wire to:     ________________
                                        ABA #:       ________________
                                        Attention:   ________________
                                        Account:     ________________
                                        For:         MCSi/Zengine
                                        Reference:   FBO [insert your name as it
                                                     appears on the front of
                                                     your subscription form]




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         You must pay the subscription price by valid check or money order in
U.S. dollars payable to "Registrar and Transfer Company" or by wire transfer. If you choose to pay the subscription price by wire transfer, you must fax a copy of your completed subscription form to the facsimile number provided. We suggest, for your protection, that you also call the number provided to confirm that Registrar and Transfer Company received your fax. Until this offering has closed, your payment will be held in escrow by Registrar and Transfer Company.

         Registrar and Transfer Company will mail a copy of the final prospectus to all direct MCSi shareholders who subscribe for shares in this program.

- IF YOU HOLD YOUR MCSi SHARES THROUGH A BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE

         We will provide to each broker, bank, trust company, and other nominee who holds MCSi shares for the account of other persons copies of the preliminary and final prospectus. Each of those entities will be responsible for providing you with a copy of the preliminary and final prospectus. Subscription forms will not be distributed to MCSi shareholders who hold their shares in a brokerage account since the subscription offer will be distributed to your account electronically.

         After we determine the initial public offering price, you will have to contact the broker, bank, trust company or other nominee that holds your MCSi shares if you wish to place an order and arrange for payment. Registrar and Transfer Company will be unable to directly accept your subscription and payment. All subscriptions and payments must be submitted through the broker, bank, trust company or other nominee that holds your MCSi shares.

         WE CAUTION YOU THAT BROKERS AND OTHER NOMINEES WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTIONS FROM MCSi STOCKHOLDERS. THEREFORE, THEY MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTIONS EARLIER THAN THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL OFFERING PRICE.

- MCSi will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). MCSi also will determine the acceptance of subscriptions and the aggregate price. Alternative, conditional or contingent subscriptions will not be accepted. MCSi reserves the absolute right to reject any subscriptions not properly submitted. In addition, MCSi may reject any subscription if the acceptance of the subscription would be unlawful. MCSi also may waive any irregularities or conditions in the subscription for our shares, and MCSi's interpretation of the terms and conditions of the program will be final and binding.

- We are not obligated to give you notification of defects in your subscription. Neither we nor MCSi will consider a subscription to be made until all defects have been cured or waived. If your subscription is rejected, your payment of the exercise price will be promptly returned by Registrar and Transfer Company.

- Sales under the MCSi Subscription Program will close on the same business day as the closing of the sale of the other shares offered to the public. If you purchase your shares through a broker, bank, trust company or similar nominee, we expect that your purchase will be reflected in your account with the nominee as soon as practicable after the expiration of the MCSi Subscription Program. Otherwise, Registrar and Transfer Company will mail a stock certificate to you as soon as practicable after the expiration of the MCSi Subscription Program.

CANCELLATION OF INITIAL PUBLIC OFFERING

         We may cancel our initial public offering at any time up until the closing. If the initial public offering is canceled, MCSi will publicize the cancellation on its Web site and through a press release. The program gives you no rights to purchase shares of our common stock if we cancel our initial public offering and any funds previously


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submitted by you will be returned promptly. MCSi and/or Zengine also may cancel or modify, in whole or in part, the MCSi Subscription Program.

FEDERAL TAX CONSEQUENCES

         We believe that you will not be considered to have received a taxable distribution of property as a result of your having the opportunity to participate in this offering. The Internal Revenue Service is not bound by this position, and you are encouraged to consult with your tax advisors about the federal, state and other tax consequences of the program.

RISK FACTORS

         Investing in our common stock involves certain risks which are disclosed beginning on page __ of the enclosed preliminary prospectus.


CERTAIN RESTRICTIONS

         In managing the program, we and MCSi will take reasonable steps to comply with the laws of the different countries in which MCSi stockholders live. If compliance is too burdensome in one or more countries, MCSi stockholders residing in those countries will not be offered the opportunity to purchase our shares under the program.


                                      * * *


         IF YOU HAVE ANY QUESTIONS REGARDING THE MCSi SUBSCRIPTION PROGRAM, PLEASE CALL MCSi'S INVESTOR RELATIONS LINE AT (800) ____- _____.

         PLEASE DO NOT CALL ZENGINE WITH ANY QUESTIONS REGARDING THIS PROGRAM. ONLY MCSi'S INVESTOR RELATIONS LINE OR A MCSi REPRESENTATIVE WILL BE ABLE TO ANSWER YOUR QUESTIONS.


                                   Sincerely,


                                   Joseph M. Savarino
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER




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